For Immediate Release:

RENT-A-CENTER, INC. REPORTS
THIRD QUARTER 2005 RESULTS

Cash Flow from Operations of $87.5 Million
Repurchased 3.9 Million Shares of Common Stock
________________________

Plano, Texas, October 24, 2005— Rent-A-Center, Inc. (the “Company”) (NASDAQ/NNM:RCII), the nation’s largest rent-to-own operator, today announced revenues and net earnings for the quarter ended September 30, 2005.

The Company reported total revenues for the quarter ended September 30, 2005 of $573.5 million, a $3.9 million increase from $569.6 million for the same period in the prior year. This increase of 0.7% in revenues was primarily driven by incremental revenues generated in new and acquired stores, offset by a decrease in same store sales of 0.4%.

Net earnings for the quarter ended September 30, 2005 were $26.0 million, or $0.35 per diluted share, when excluding the expenses for restructuring and the impact of the hurricanes discussed below, representing a decrease of 25.5% from the $0.47 per diluted share, or net earnings of $37.6 million for the same period in the prior year, when excluding the litigation and finance charges discussed below. The decrease in earnings per diluted share is primarily attributable to the decrease in same store sales as well as increases in operating expenses related to new store openings, acquisitions and normal operating costs such as utility and fuel costs, offset by a reduction in the number of the Company’s outstanding shares.

Reported net earnings for the quarter ended September 30, 2005 were $11.3 million, or $0.15 per diluted share, when including the $0.20 effect of restructuring expenses and the impact of the hurricanes. Also, as a result of the hurricanes impact, the Company estimates that revenue in the third quarter was lower by approximately $1.7 million.

Total reported revenues for the nine months ended September 30, 2005 increased to $1.756 billion, a 1.6% increase from $1.728 billion for the same period in the prior year. Same store revenues for the nine month period ending September 30, 2005 decreased 2.8%. Net earnings for the nine months ended September 30, 2005 were $108.3 million, or $1.44 per diluted share, when excluding the restructuring expenses, the impact of the hurricanes and the credits for the litigation reversion and tax audit reserve discussed below, representing a decrease of 16.8% from the $1.73 per diluted share, or net earnings of $141.0 million for the same period in the prior year, when excluding the litigation and finance charges discussed below. Reported net earnings for the nine months ended September 30, 2005 were $100.7 million, or $1.34 per diluted share, when including the $0.10 effect of restructuring expenses and the impact of the hurricanes as well as the credits for the tax audit reserve and litigation.

“This quarter, as well as the past year and a half, have been challenging for our customer and for our company due, we believe, to the macroeconomic environment, and more specifically the higher energy prices,” commented Mark E. Speese, the Company’s Chairman and Chief Executive Officer. “Despite the challenges in the quarter, we saw an improvement in our same store sales trend, generated cash flow from operations of more than $87 million and made significant progress on our store consolidation plan, having closed 100 of the identified stores,” Speese continued. “As we prepare to enter 2006, our strategic objectives will continue to be to enhance store level operations, open new stores, pursue opportunistic acquisitions in rent-to-own and other businesses that serve our customer demographic, and enhance stockholder value by repurchasing additional shares of our common stock, while maintaining a solid balance sheet,” Speese stated.

During the third quarter of 2005, the Company opened 17 new store locations, acquired two stores as well as accounts from 15 additional locations, consolidated 114 stores into existing locations, sold two stores and closed eight stores. Since September 30, 2005, the Company has opened three new stores, acquired accounts from one location, consolidated seven stores into existing locations, sold 15 stores and closed five stores. For the fourth quarter ending December 31, 2005, the Company intends to open between 20 and 25 new store locations as well as pursue opportunistic acquisitions.

Through the nine-month period ended September 30, 2005, the Company generated cash flow from operations of approximately $143.7 million, while ending the quarter with $52.8 million of cash on hand. On August 22, 2005, the Company announced that its Board of Directors increased the authorization for stock repurchases under the Company’s common stock repurchase program to $400 million. Through the nine month period ended September 30, 2005, the Company repurchased 4,084,600 shares for $84.1 million in cash under the program and has utilized a total of $321.6 million of the total amount authorized by its Board of Directors since the inception of the plan.

During the third quarter of 2005, the Company recorded a pre-tax restructuring expense of approximately $13.0 million as part of the store consolidation plan announced on September 6, 2005. The costs with respect to these store closings relate primarily to lease terminations of approximately $6.5 million, goodwill impairment of approximately $4.5 million and fixed asset disposals of approximately $1.8 million. This restructuring expense reduced diluted earnings per share in the third quarter of 2005 by $0.12 and for the nine month period ended September 30, 2005 by $0.12.

Also, during the third quarter of 2005, the Company recorded a pre-tax expense of approximately $7.7 million related to the damage caused by Hurricanes Katrina and Rita. These costs relate primarily to goodwill impairment of approximately $3.7 million and inventory losses of approximately $3.6 million. The hurricanes affected approximately 180 stores in Louisiana, Texas, Mississippi and Alabama, of which 14 stores in Louisiana and one store in Mississippi have been permanently closed. These expenses reduced diluted earnings per share in the third quarter of 2005 by $0.08 and for the nine month period ended September 30, 2005 by $0.08.

In addition, during 2005, the Company recorded a $2.0 million tax audit reserve credit in the second quarter associated with the examination and favorable resolution of the Company’s 1998 and 1999 federal tax returns. Also in 2005, the Company recorded an $8.0 million pre-tax credit in the first quarter associated with the settlement of the Griego/Carrillo litigation. The litigation reversion credit in the first quarter, combined with the $2.0 million tax audit reserve credit in the second quarter, increased diluted earnings per share for the nine month period ended September 30, 2005 by $0.10.

During the third quarter of 2004, the Company recorded $47.0 million in pre-tax charges associated with the aforementioned Griego/Carrillo litigation and $4.2 million in pre-tax charges associated with the refinancing of its senior credit facility. These charges reduced diluted earnings per share in the third quarter of 2004 by $0.40, $0.37 for the litigation charge and $0.03 for the refinancing charge, from $0.47 per diluted earnings per share to the reported diluted earnings per share of $0.07. Additionally, these charges reduced diluted earnings per share for the nine month period ended September 30, 2004 by $0.39 to the reported diluted earnings per share of $1.34.

Rent-A-Center will host a conference call to discuss the third quarter financial results on Tuesday morning, October 25, 2005, at 10:45 a.m. EST. For a live web cast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.

Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates 2,763 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of 288 rent-to-own stores, 276 of which operate under the trade name of "ColorTyme," and the remaining 12 of which operate under the "Rent-A-Center" name.

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any repurchases of common stock the Company may make, expenses to be incurred in connection with the store consolidation plan, expenses to be incurred relating to the damage caused by Hurricanes Katrina or Rita, or the potential impact of acquisitions that may be completed after October 24, 2005.

FOURTH QUARTER 2005 GUIDANCE:

Revenues
•	The Company expects total revenues to be in the range of $575 million to $583 million.
•	Store rental and fee revenues are expected to be between $521 million and $526 million.
•	Total store revenues are expected to be in the range of $565 million to $573 million.
•	Same store sales are expected to be in the (1.0%) to (2.0%) range.
•	The Company expects to open 20-25 new store locations.
Expenses
•	The Company expects cost of rental and fees to be between 21.7% and 22.1% of store rental and fee revenue and cost of goods merchandise sales to be between 75% and 80% of store merchandise sales.
•	Store salaries and other expenses are expected to be in the range of 59.5% to 61.0% of total store revenue.
•	General and administrative expenses are expected to be between 3.5% and 3.7% of total revenue.
•
Net interest expense is expected to be approximately $11.5 million, depreciation of property assets to be approximately $13.5 million and amortization of intangibles is expected to be approximately $1.3 million.

•	The effective tax rate is expected to be in the range of 37.0% to 37.5% of pre-tax income.
•	Diluted earnings per share are estimated to be in the range of $0.43 to $0.47.
•	Diluted shares outstanding are estimated to be between 71.3 million and 72.3 million.

FISCAL 2006 GUIDANCE:

Revenues
•	The Company expects total revenues to be in the range of $2.37 billion and $2.40 billion.
•	Store rental and fee revenues are expected to be between $2.105 billion and $2.130 billion.
•	Total store revenues are expected to be in the range of $2.332 billion and $2.362 billion.
•	Same store sales are expected to be flat.
•	The Company expects to open 60-80 new store locations.
Expenses
•	The Company expects cost of rental and fees to be between 21.7% and 22.1% of store rental and fee revenue and cost of goods merchandise sales to be between 70% and 75% of store merchandise sales.
•	Store salaries and other expenses are expected to be in the range of 58.0% to 59.5% of total store revenue.
•	General and administrative expenses are expected to be between 3.5% and 3.7% of total revenue.
•
Net interest expense is expected to be between $42.0 million and $47.0 million, depreciation of property assets is expected to be between $53.0 million and $58.0 million and amortization of intangibles is expected to be approximately $3.3 million.

•	The effective tax rate is expected to be in the range of 36.75% to 37.25% of pre-tax income.
•	Diluted earnings per share, when including stock option expense, are estimated to be in the range of $2.00 to $2.10, and $2.04 to $2.14, excluding stock option expense.
•	Diluted shares outstanding are estimated to be between 72.0 million and 73.5 million.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,”“will,”“expect,”“intend,”“could,”“estimate,”“should,”“anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding additional costs and expenses that could be incurred in connection with the store consolidation plan, uncertainties regarding the ability to open new rent-to-own stores; the Company’s ability to acquire additional rent-to-own stores on favorable terms; the Company’s ability to enhance the performance of these acquired stores; the Company’s ability to control store level costs; the Company’s ability to identify and successfully market products and services that appeal to our customer demographic; the Company’s ability to identify and successfully enter new lines of business offering products and services that appeal to our customer demographic; the results of the Company’s litigation; the passage of legislation adversely affecting the rent-to-own industry; interest rates; the Company’s ability to collect on its rental purchase agreements; the Company’s ability to enter into new rental purchase agreements; economic pressures affecting the disposable income available to our targeted consumers, such as high fuel and utility costs; changes in the Company’s effective tax rate; changes in the Company’s stock price and the number of shares of common stock that the Company may or may not repurchase; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2004 and its quarterly reports on Form 10-Q for the quarter ended March 31, 2005 and the Form 10-Q for the six month period ended June 30, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact for Rent-A-Center, Inc.:

David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
dcarpenter@racenter.com

Rent-A-Center, Inc. and Subsidiaries

STATEMENT OF EARNINGS HIGHLIGHTS

(In Thousands of Dollars, except per share data)

	Three Months Ended September 30,
	2005	2005		2004	2004
	Before Restructuring and Hurricanes Expense	After Restructuring and Hurricanes Expense		Before Litigation & Finance Charges	After Litigation & Finance Charges

Total Revenue	$573,507	$573,507		$569,607	$569,607
Operating Profit	51,750	30,980		71,344	24,344
Net Earnings	25,985	11,277	(1)	37,552	5,573	(2)
Diluted Earnings per Common Share	$0.35	$0.15	(1)	$0.47	$0.07	(2)

Adjusted EBITDA	$67,493	$67,493		$86,608	$86,608

Reconciliation to Adjusted EBITDA:

Earnings before income taxes	41,279	20,509		62,821	11,648
Add back:
Restructuring expense	—	13,028		—	—
Hurricanes expense	—	4,075		—	—
Litigation settlement	—	—		—	47,000
Finance charge from recapitalization	—	—		—	4,173
Interest expense, net	10,471	10,471		8,523	8,523
Depreciation of property assets	13,484	13,484		12,508	12,508
Amortization of intangibles	2,259	5,926	(4)	2,756	2,756

Adjusted EBITDA	$67,493	$67,493		$86,608	$86,608

	Nine Months Ended September 30,
	2005	2005		2004	2004
	Before Restructuring and Hurricanes Expense & Tax Audit Reserve and Litigation Credits	After Restructuring and Hurricanes Expense & Tax Audit Reserve and Litigation Credits		Before Litigation & Finance Charges	After Litigation & Finance Charges

Total Revenue	$1,755,894	$1,755,894		$1,727,972	$1,727,972
Operating Profit	202,730	189,960		254,226	207,226
Net Earnings	108,290	100,688	(1,3)	140,955	108,976	(2)
Diluted Earnings per Common Share	$1.44	$1.34	(1,3)	$1.73	$1.34	(2)
Adjusted EBITDA	$249,459	$249,459		$298,219	$298,219

Reconciliation to Adjusted EBITDA:

Earnings before income taxes	173,358	160,588		228,083	176,910
Add back:
Restructuring expense	—	13,028		—	—
Hurricanes expense impact	—	4,075		—	—
Litigation credit & settlement	—	(8,000)		—	47,000
Finance charge from recapitalization	—	—		—	4,173
Interest expense, net	29,372	29,372		26,143	26,143
Depreciation of property assets	40,018	40,018		35,591	35,591
Amortization of intangibles	6,711	10,378	(4)	8,402	8,402

Adjusted EBITDA	$249,459	$249,459		$298,219	$298,219

(1)
Including the effects of a $13.0 million pre-tax restructuring expense as part of the store consolidation plan announced September 6, 2005 and $7.7 million in pre-tax expenses related to the damage caused by Hurricanes Katrina and Rita. The expenses reduced diluted earnings per share in the third quarter of 2005 and the nine month period ending September 30, 2005, by $0.12 and $0.12 respectively for the restructuring expense and by $0.08 and $0.08 respectively for the hurricanes expense.

(2)
Including the effects of $47.0 million in pre-tax charges associated with the Griego/Carrillo litigation and $4.2 million in pre-tax charges associated with refinancing of the Company’s senior credit facility. These charges reduced diluted earnings per share in the third quarter of 2004 by $0.40, $0.37 for the litigation charge and $0.03 for the refinancing charge, to the reported diluted earnings per share of $0.07. Additionally, these charges reduced diluted earnings per share for the nine month period ended September 30, 2004 by $0.39 to the reported diluted earnings per share of $1.34.

(3)
Including the effects of an $8.0 million pre-tax credit in the first quarter associated with the settlement of the Griego/Carrillo litigation reversion, and a $2.0 million tax audit reserve credit associated with the examination and favorable resolution of the Company’s 1998 and 1999 federal tax returns in the second quarter of 2005. These credits increased diluted earnings per share for the nine month period ended September 30, 2005 by $0.10.

(4)	Includes $3.667 million of goodwill impairment related to Hurricanes Katrina and Rita.

Selected Balance Sheet Data: (in Thousands of Dollars)	September 30, 2005	September 30, 2004

Cash and cash equivalents	$52,790	$64,521
Prepaid expenses and other assets	42,067	47,387
Rental merchandise, net
On rent	572,224	555,024
Held for rent	178,825	162,489
Total Assets	1,939,384	1,906,164

Senior debt	406,625	399,125
Subordinated notes payable	300,000	300,000
Total Liabilities	1,117,385	1,128,919
Stockholders’ Equity	821,999	777,245

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

(In Thousands of Dollars, except per share data)	Three Months Ended September 30,
	2005	2004
	Unaudited

Store Revenue
Rentals and Fees	$516,433	$516,576
Merchandise Sales	39,212	36,265
Installment Sales	6,372	5,469
Other	2,938	919
	564,955	559,229

Franchise Revenue
Franchise Merchandise Sales	7,245	8,967
Royalty Income and Fees	1,307	1,411

Total Revenue	573,507	569,607

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	112,174	112,582
Cost of Merchandise Sold	30,314	26,978
Cost of Installment Sales	2,556	2,180
Salaries and Other Expenses	350,389	326,410
Franchise Operation Expenses
Cost of Franchise Merchandise Sales	6,964	8,585
	502,397	476,735

General and Administrative Expenses	21,176	18,772
Amortization of Intangibles	5,926	2,756
Restructuring charge	13,028	—
Class Action Litigation Settlement	—	47,000

Total Operating Expenses	542,527	545,263

Operating Profit	30,980	24,344

Finance Charge from Recapitalization	—	4,173
Interest Income	(1,331)	(1,391)
Interest Expense	11,802	9,914

Earnings before Income Taxes	20,509	11,648

Income Tax Expense	9,232	6,075

NET EARNINGS	11,277	5,573

Preferred Dividends	—	—

Net earnings allocable to common stockholders	$11,277	$5,573

BASIC WEIGHTED AVERAGE SHARES	72,826	77,989

BASIC EARNINGS PER COMMON SHARE	$0.15	$0.07

DILUTED WEIGHTED AVERAGE SHARES	73,713	79,928

DILUTED EARNINGS PER COMMON SHARE	$0.15	$0.07

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

(In Thousands of Dollars, except per share data)	Nine Months Ended September 30,
	2005	2004
	Unaudited

Store Revenue
Rentals and Fees	$1,561,694	$1,541,459
Merchandise Sales	139,480	130,287
Installment Sales	19,574	17,968
Other	5,013	2,966
	1,725,761	1,692,680

Franchise Revenue
Franchise Merchandise Sales	26,032	31,099
Royalty Income and Fees	4,101	4,193

Total Revenue	1,755,894	1,727,972

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	338,710	333,868
Cost of Merchandise Sold	100,606	91,081
Cost of Installment Sales	8,169	7,802
Salaries and Other Expenses	1,017,369	946,552
Franchise Operation Expenses
Cost of Franchise Merchandise Sales	24,993	29,691
	1,489,847	1,408,994

General and Administrative Expenses	60,681	56,350
Amortization of Intangibles	10,378	8,402
Restructuring charge	13,028	—
Class Action Litigation Settlement (Reversion)	(8,000)	47,000

Total Operating Expenses	1,565,934	1,520,746

Operating Profit	189,960	207,226

Finance Charge from Recapitalization	—	4,173
Interest Income	(4,084)	(4,382)
Interest Expense	33,456	30,525

Earnings before Income Taxes	160,588	176,910

Income Tax Expense	59,900	67,934

NET EARNINGS	100,688	108,976

Preferred Dividends	—	—

Net earnings allocable to common stockholders	$100,688	$108,976

BASIC WEIGHTED AVERAGE SHARES	74,044	79,246

BASIC EARNINGS PER COMMON SHARE	$1.36	$1.38

DILUTED WEIGHTED AVERAGE SHARES	75,262	81,598

DILUTED EARNINGS PER COMMON SHARE	$1.34	$1.34